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                                    EXHIBIT 2

          ANNOUNCEMENT OF THE COMPANY'S PLAN TO ACQUIRE ITS OWN SHARES













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                              (English Translation)

                                                               February 12, 2004



To whom it may concern:
                                  WACOAL CORP.
                                  Yoshikata Tsukamoto, President and Director
                                  (Code Number:  3591)
                                  (Tokyo Stock Exchange, First Section)
                                  (Osaka Securities Exchange, First Section)
                                  Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                  (Tel: 075-682-1010)



 Announcement of Acquisition by the Company of its Own Shares through ToSTNeT-2
      (Acquisition of own shares under Article 210 of the Commercial Code)

           We hereby announce that the Company has selected the method through which it will acquire its own shares pursuant to the provisions of Article 210 of the Commercial Code.

1.       Method of acquisition

         A purchase order will be placed through ToSTNeT-2 (closing price trading system) of the Tokyo Stock Exchange at 8:45 a.m. on February 13, 2004 at today's closing price (February 12, 2004), which was 942 yen. The trading system and time for the purchase order will not be changed.

2.       Share acquisition details

         (1)      Type of shares to be acquired:

                  Shares of common stock of the Company

         (2)      Number of shares planned to be acquired:

                  2,600,000 shares

                  (Note 1) The number of shares planned to be acquired will not be changed. However, there is a possibility that only a portion or none of the shares will be acquired due to market trends.

                  (Note 2) The purchase will be made through selling orders corresponding to the number of shares to be acquired.

3.       Public announcement of the results of the acquisition

         The results of the acquisition will be publicly announced after the close of trading hours at 8:45 a.m. on February 13, 2004.



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Additional information:

1. The resolution authorizing the acquisition by the Company of its own shares was adopted at the ordinary general meeting of the shareholders held on June 27, 2003:

         Type of shares to be acquired:    Shares of common stock of the Company

         Aggregate number of shares to be acquired:   5,000,000 shares (maximum)

         Aggregate acquisition price for shares to be acquired: 5,000,000,000 yen (maximum)

2. Aggregate number of shares acquired by the Company to date since the ordinary general meeting of shareholders held on June 27, 2003:

         Aggregate number of shares acquired:                          0 shares

         Aggregate acquisition price for acquired shares:              0 yen



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